EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into this 8th day of September, 2026 by and between Josef Bilant (the “Employee”) and Rare Element Resources, Inc., a Wyoming corporation (the “Company”).

RECITALS

WHEREAS, the Employee desires to be employed as the Chief Operating Officer of the Company, and the Company wishes to employ the Employee in such capacity effective as of October 5, 2026 (the “Effective Date”); and

WHEREAS, the Company desires the Employee to serve as the Chief Operating Officer of its parent company Rare Element Resources Ltd.; and

WHEREAS, the Company and the Employee wish to enter into this Agreement to memorialize the terms and conditions of the Employee’s employment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

1.Position and Responsibilities.
1.1Duties; Commitment to Position.  The Employee shall devote the Employee’s entire business time, attention and energies to the Company’s (and any affiliate’s) business during the Employee’s employment with the Company.  The Employee shall hold the position of Chief Operating Officer, and shall report directly to the President and Chief Executive Officer (“CEO”) of the Company.  The job description and expectations for these positions are those typical of persons holding similar positions in publicly traded companies of similar size and status within the North American junior mining industry.  The Employee shall perform all duties that are reasonable and consistent with such position, as well as other duties as may be assigned by the CEO.
1.2Officer Position: Parent Entities.  The Employee shall additionally serve as the Chief Operating Officer of the Company’s parent company Rare Element Resources Ltd.
1.3Location of Employment.  The Employee’s principal place of business shall be the Employee’s home office, with travel required to the Company’s rare earth project located in the state of Wyoming and for other business purposes.
2.Period of Employment.  The Employee shall be employed in the position set forth above as of the Effective Date and shall continue in such position until terminated by either the Company or the Employee pursuant to Section 7 of this Agreement.
3.Compensation.  The Employee shall initially be entitled to the compensation set forth below.  The Employee’s compensation will be subject to annual review by the Board of Directors of Rare Element Resources Ltd. (the “Board”) (or an assigned committee thereof).

3.1Base Salary.  The Employee shall be paid an annual base salary of US$330,000, commencing on the Effective Date (the “Base Salary”).  The Base Salary will be paid in equal installments pursuant to the payroll procedures established by the Company.  The Company reserves the right to adjust the Employee’s Base Salary at its discretion as required by business conditions, subject to Section 7.3.  Commencing in January 2028, the Base Salary may be increased annually in the Company’s discretion to reflect cost-of-living adjustments.
3.2Annual Bonus.  The Employee shall be eligible for an annual performance bonus (the “Bonus”) commencing with respect to performance in calendar year 2027.  The target for the Employee’s Bonus is 30% of the Employee’s then Base Salary, subject to agreed performance objectives.  The Bonus is discretionary and is subject to review and annual approval by the Board, and shall be paid in cash unless the Company and the Employee mutually agree otherwise.  The Employee must be employed by the Company on the last day of the calendar year to which the Bonus relates in order to earn a Bonus for such year; provided, however, that if the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason or as a result of death or Disability during a calendar year, and provided the Employee executes (and does not revoke) the Release in accordance with Section 7.7, the Employee shall be paid a prorated Bonus for such year based on actual performance measured against the applicable performance objectives.  The Bonus will be paid to the Employee no later than March 14th of the year following the calendar year to which the Bonus relates.
3.3Long-Term Incentives.  The Employee will be eligible to receive such long-term incentive awards as may be determined by the Board from time to time, subject to the terms and conditions of the Company’s long-term incentive plan(s) and any award agreements thereunder.
3.4Sign-On Bonus.  The Company shall pay the Employee a one-time sign-on bonus equal to 30% of the Base Salary, payable following the end of the 2026 calendar year (anticipated in early 2027), and in all annual Bonus events no later than March 14, 2027.  The sign-on bonus shall be in lieu of any annual Bonus with respect to performance in calendar year 2026. If the Employee is terminated by the Company for Cause pursuant to Section 7.1 or chooses to terminate employment pursuant to Section 7.5, in either case within twenty-four (24) months following the Effective Date, the Employee shall repay to the Company the full gross amount of the sign-on bonus within thirty (30) days following the date of termination.  Notwithstanding the above, if there is a Change in Control (as defined in Section 7.9 below), there shall be no repayment obligation in any termination of employment following such change in control during the twenty-four (24) month period following the Effective Date.
4.Benefits.  The Employee shall participate in the Company’s flexible Paid Time Off (PTO) policy and shall be eligible to participate in the Company’s other benefit programs in accordance with the provisions of each program, if provided by the Company, which  is at the sole discretion of the Company.  Benefit programs, if provided, may include health insurance, dental insurance, life insurance, retirement plans, and paid time off.  The Company reserves the right to initiate, amend or terminate any benefit program from time to time at its sole discretion.
5.Business-Related Expenses.  All reasonable expenses for business travel, entertainment, meals, lodging, and other directly related business purposes for which the Employee submits receipts and a detailed summary on approved expense report forms shall be reimbursed by the

Company.  If the Company provides the Employee with one or more Company credit cards, the Employee agrees to charge only those expenses that are directly related to the Company’s business activities and for which the Employee would otherwise be reimbursed.  The Employee agrees to provide the Company with a timely and complete reporting of all expenses charged to the Company credit card, along with copies of all credit card charge receipts.  Further, the Employee will be provided a computer for use exclusively in performance of the Employee’s duties.
6.Company Policies.  In addition to the obligations set forth in this Agreement, the Employee agrees to abide by all current and future business policies of the Company.
7.Termination of Employment.
7.1Company’s Right to Terminate Employee’s Employment for Cause.  The Company shall have the right to terminate the Employee’s employment hereunder at any time for “Cause.”  Upon termination for “Cause”, the Company shall pay or provide to the Employee (a) salary earned through the date of termination but as yet unpaid, (b) incurred but unreimbursed business-related expenses, payable upon provision of proper documentation, (c) vested benefits under the Company’s employee benefit plans and programs, and (d) the right to exercise and/or receive payment under vested and outstanding long-term incentive awards, pursuant to the terms and provisions thereof (all such payments and obligations in the preceding sentence being the “Accrued Obligations”).  For purposes of this Agreement, “Cause” shall mean: (i) conviction of a felony or a crime involving fraud or moral turpitude; or (ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or records of the Company and its respective parents, subsidiaries and related entities, including its majority shareholder and its affiliates (the “Company Group”), or commission of any criminal act which impairs the Employee’s ability to perform appropriate employment duties for the Company; or (iii) intentional or reckless conduct or gross negligence materially harmful to the Company Group or any successor, including violation of this Agreement or a non-competition or confidentiality agreement; or (iv) willful failure to follow Company policies or lawful instructions of the person or body to which the Employee reports; or (v) gross negligence or willful misconduct in the performance of the Employee’s assigned duties.
7.2Company’s Right to Terminate without Cause.  The Company shall have the right to terminate the Employee’s employment without Cause at any time and for any reason, or no reason at all, upon written notice to the Employee. Upon a termination without Cause, the Company shall pay or provide to the Employee:
(a)the Accrued Obligations;
(b)provided the Employee executes the Release in accordance with Section 7.7 below and provided, further, that the Employee has completed at least one (1) year of continuous employment with the Company as of the date of termination, a severance payment equal to one (1) year of the Employee’s Base Salary as in effect on the date of termination; provided, however, that the foregoing continuous-employment requirement shall not apply, and such severance shall be available from the Effective Date, if the Employee’s employment is terminated in connection with a Change in Control.  Such amount shall be paid in a lump sum on the sixtieth (60th) day after the date of termination.

(c)provided the Employee executes the Release in accordance with Section 7.7 below and, if and only if the Company then maintains a group health plan, timely elects the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage under such plan, reimbursement by the Company of the COBRA premiums for the Employee and the Employee’s eligible dependents for up to twelve (12) months following the date of termination, with no cash payment in lieu thereof.  If the Company does not maintain a group health plan as of the date of termination, the Company shall have no obligation under this Section 7.2(c) and shall owe no payment in lieu thereof.  Such reimbursement shall cease on the earlier of the date the Employee becomes eligible for group health coverage from a subsequent employer and the date the Employee ceases to be eligible for COBRA.  If the Company reasonably determines that such reimbursement would violate applicable law or plan nondiscrimination rules, the Company may instead pay the Employee a monthly amount equal to the applicable COBRA premium, less applicable withholdings, for the remainder of such period.
7.3Employee’s Right to Terminate for Good Reason.  The Employee shall have the right to terminate the Employee’s employment with the Company at any time for “Good Reason.”  If the Employee terminates for “Good Reason” after the Employee has completed at least one (1) year of continuous employment with the Company (or at any time, if in connection with a Change in Control), then provided the Employee executes the Release in accordance with Section 7.7 below, the Company shall pay or provide to the Employee the payments and benefits set forth in Sections 7.2(a), (b) and (c).  For purposes of this Agreement, a termination for “Good Reason” shall mean the Employee’s termination within ninety (90) days following the expiration of the cure period afforded the Company to rectify any of the following that occur without the express written consent of the Employee, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2): (i) a material reduction or adverse change in the Employee’s reporting level, authority, job duties, resources, budget, or responsibilities inconsistent with the Employee’s position with the Company and the Employee’s prior reporting level, authority, duties, budget, resources, and responsibilities (provided, that changes to budget and resources consistent with the operating plan of the Company shall not give rise to Good Reason hereunder); (ii) a material reduction in the Employee’s Base Salary unless a proportionate reduction is made to the Base Salary of all members of the Company Group’s senior management in accordance with a bona-fide downturn in the Company Group’s business; or (iii) any material breach of this Agreement by the Company.  In the case of the Employee’s allegation of Good Reason, (1) the Employee shall provide written notice to the Board of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, (2) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation, and if not so cured, the Employee may then terminate employment within ninety (90) days for “Good Reason.”
7.4Termination Upon Death or Disability.  Upon the death or Disability of the Employee, the Employee’s employment with the Company shall terminate with no further obligation under this Agreement other than the payment or provision of the Accrued Obligations.  For purposes of this Agreement, “Disability” shall mean a physical or mental illness, injury, or condition that prevents the Employee from performing substantially all of the Employee’s duties associated with the Employee’s position or title with the Company for at least 90 days in a 12-month period.  The determination of whether the Employee has incurred a Disability shall be made in good faith by the Board.

7.5Employee’s Right to Terminate for Convenience.  In addition to the Employee’s right to terminate the Employee’s employment for Good Reason, the Employee shall have the right to terminate the Employee’s employment with the Company for convenience and for any other reason, or no reason at all, upon written notice to the Board.  The Employee agrees to provide at least 90 days’ notice of his termination date for termination for convenience.  Upon the Employee’s termination of employment for convenience, the Company shall have no further obligation under this Agreement other than the payment or provision of the Accrued Obligations.
7.6No Mitigation.  In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under this Section 7 and such amounts shall not be reduced whether or not the Employee obtains other employment.
7.7Release.  As a condition precedent to the payment or provision by the Company of the amounts set forth under Section 3.2 (where applicable), or 7.2 or 7.3 (other than the Accrued Obligations, which shall be payable in all events), as applicable, the Employee must execute a release in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days following the date of termination and not revoke such Release within the subsequent seven (7) day revocation period (if applicable).
7.8Resignation from Other Positions.  Upon the Employee’s termination of employment for any reason, the Employee shall resign from all other positions held with the Company or its affiliates, including, but not limited to, service as an officer of any affiliated entity, and as a fiduciary of any employee benefit plan sponsored by the Company or its affiliates.
7.9Change in Control.  For purposes of this Agreement, “Change in Control” shall have the meaning given to such term in the Rare Element Resources Ltd. 2022 Equity Incentive Plan, except that subsection 4 of such definition shall not apply.
8.Golden Parachute Limitation.
8.1Best Net After-Tax.  If it is determined that any payment or benefit provided to or for the benefit of the Employee (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to the Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”).  The Company shall then compare (a) the Employee’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) the Employee’s Net After-Tax Benefit without application of the 4999 Limit.  In the event (a) is greater than (b), the Employee shall receive Payments solely up to the 4999 Limit.  In the event (b) is greater than (a), then the Employee shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax related thereto.  “Net After-Tax Benefit” shall mean the sum of (i) all payments that the Employee receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.
8.2Reduction of Payments.  In the event Payments must be reduced pursuant to Section 8.1, the Employee may select the order of reduction; provided, however, that none of the selected Payments may be “nonqualified deferred compensation” subject to Code Section 409A.  In the event the Employee fails to select an order in which Payments are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Code Section 409A, the Company shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash Payments and in the order in which such payments would be made (with payments made closest to the change in control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by any continued health and welfare benefits.
8.3Performance of Calculations.  The calculations in Section 8.1 above shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The costs of performing such calculations shall be borne exclusively by the Company.
9.Confidential Material and Obligations.
9.1Confidential Material.  The Employee shall not, directly or indirectly, either during the term of employment or thereafter, disclose to anyone (except in the regular course of the Company Group’s business or as required by law), or use in any manner, any information acquired by the Employee during employment by the Company Group with respect to any clients or customers of the Company Group or any confidential, proprietary or secret aspect of the Company Group’s operations, technology, or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Employee.  Information subject to the provisions of this paragraph will include, without limitation:
(a)Names, addresses and other information regarding investors in the Company Group’s businesses and activities;
(b)Lists of or information about personnel seeking employment with or who are currently employed by the Company Group;
(c)Maps, logs, due diligence investigations, exploration prospects, geological information, mining reports, processing reports, refining reports and any other information regarding past, planned or possible future leasing, exploration, mining, processing, refining, acquisition or other operations that the Company Group has completed, is investigating, or has investigated for possible inclusion in future activities; and

(d)Any other information or contacts relating to the Company Group’s exploration, mining, development, processing, refining, fund-raising, purchasing, engineering, marketing, merchandising and selling activities.
9.2Return of Confidential Material.  All confidential information, including but not limited to, maps, logs, data, drawings and other records and written and digital material prepared or compiled by the Employee or furnished to the Employee during the term of employment will be the sole and exclusive property of the Company Group, and none of such material may be retained by the Employee upon termination of employment.  The aforementioned materials include materials on the Employee’s personal computer.  The Employee shall return to the Company or destroy all such materials on or prior to the date of termination.  Notwithstanding the foregoing, the Employee will be under no obligation to return or destroy public information.
9.3Proprietary Information and Work Product.  The Employee shall not use or bring to the Company Group any technical information, data, trade secrets, processes, formulae, inventions or other intellectual property that are proprietary, and not subject to a valid licensing agreement, to any person other than the Company Group.  The Employee acknowledges and agrees that all proprietary interests, including all patent rights, trade secrets and confidential information, in and to any product of the Company Group’s business (the “Work Product”) are the sole and exclusive property of the Company Group or such other party as the Company Group may from time to time designate, and the Employee hereby assigns to the Company or to such other party as the Company may direct all such rights that the Employee possesses or may possess, to which the Employee is or may become entitled, or that vest or may vest in connection with the Work Product.  The Employee agrees to execute all such instruments, certificates or documents required by the Company to confirm such ownership and implement such assignment.  Notwithstanding the foregoing, Work Product shall not include any intellectual property, inventions, or know-how developed by the Employee prior to employment with the Company and independently of the Company’s resources or confidential information, provided that the Employee identifies such items in writing to the Company prior to the Effective Date.
9.4Non-Compete.  The Employee shall not, either during the term of employment or for a period of one (1) year thereafter, engage in any Competitive Business (as defined below); provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed to be engaging in a Competitive Business.  “Competitive Business” shall mean (i) rare earth ownership, exploration, mining, processing, refining or marketing activities, including any such activities or any other business activities that are the same as or similar to the Company’s actual or planned business operations during the term of employment, and (ii) gold exploration, mining, processing, refining or marketing activities within a five-mile radius of the boundaries of the Bear Lodge Project located near Sundance, Wyoming.  The Employee shall not avoid the purpose and intent of this Section by engaging in prohibited conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer-generated or assisted communications, or other similar methods.

(a)The Non-Compete obligations following termination of employment set forth above shall not apply if the Employee is terminated pursuant to Section 7.2 (Company’s Right to Terminate without Cause).
9.5No Solicitation.  The Employee shall not, directly or indirectly, either during the term of employment or for a period of one (1) year thereafter, (i) solicit, directly or indirectly, the services of any person who was an employee of or consultant to the Company Group, or otherwise induce such employee to terminate or reduce such employment or consultancy, or (ii) solicit the business of any person who was a customer of the Company Group, in each case at any time during the last year of the term of employment.  For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities or political subdivisions thereof.
9.6Remedies.  The Employee acknowledges and agrees that the Company or the Company Group’s remedy at law for a breach or a threatened breach of the provisions of this Section 9 would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, it is agreed that the Company or any member of the Company Group will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security.  The Employee acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting the Employee from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Agreement and consequently agrees to the granting of injunctive relief upon any such breach or threatened breach prohibiting the Employee from engaging in any activities prohibited by this Agreement.  No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.  In addition, in the event of any breach or suspected breach of the provisions of this Section 9, the Company shall have the right to suspend immediately any payments or benefits that may otherwise be due to the Employee pursuant to this Agreement; provided that the Company shall pay the Employee any Base Salary earned and business expenses incurred through the date of the notice of such breach.
9.7Additional Confidentiality Agreements.  The Employee shall, from time to time, be required to execute additional nondisclosure and/or confidentiality agreements as required by the business and operations of the Company, including a nondisclosure agreement with the Company’s majority shareholder and its affiliates.  The Employee agrees to execute and abide by said agreements upon request by the Board.
9.8Protected Activity.  Nothing in this Agreement limits or interferes with the Employee’s right, without notice to or approval of the Company, to file a charge or complaint with, communicate with, or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any other federal, state, or local government agency, or to provide documents or other information to any such agency.  Nothing in this Agreement prevents the Employee from discussing or disclosing, orally or in writing, information about alleged discriminatory or unfair employment practices, including harassment or discrimination or any other conduct the Employee has reason to believe is unlawful.  In addition, under 18 U.S.C. Section 1833(b), the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
10.Successor to the Company.  This Agreement shall bind any successor to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.
11.Entire Agreement.  This Agreement contains the entire agreement between the parties and supersedes any other prior agreement, written or oral, relating to the employment contained herein.  This Agreement can be changed or modified only by a writing signed by both parties.
12.Validity and Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  If any of the covenants in Section 9 are held to be unreasonable, arbitrary, or against public policy, such covenants shall be considered divisible with respect to scope, time, and geographic area, and shall be enforced in such lesser scope, time, and geographic area as a court of competent jurisdiction determines to be reasonable, to the greatest extent permitted by applicable law.
13.Dispute Resolution.
13.1Governing Law and Jury Trial Waiver.  The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Nevada without reference to principles of conflicts of law.  Each of the parties waives, to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in respect of litigation directly or indirectly arising out of, under or in connection with this Agreement and/or the Employee’s employment with the Company and agrees that any such dispute shall be settled solely in front of an arbitrator as set forth in Section 13.2 below.  Each party certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce this waiver.

13.2Arbitration.  Any dispute arising out of or relating to this Agreement, the Employee’s employment with the Company, or the termination of that employment or this Agreement shall be resolved by arbitration before a single arbitrator in an arbitration held in Denver, Colorado, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Notwithstanding the choice of Nevada substantive law in Section 13.1, the arbitration and any judicial review of the award shall be governed by the Federal Arbitration Act and, to the extent not preempted, Colorado arbitration law.  The parties shall mutually agree on an arbitrator and, in the absence of such agreement, each party shall select one arbitrator, and the two arbitrators shall select the single arbitrator to hear the dispute.  Judgment upon the award rendered by the arbitrator may be entered in the District Court for the City and County of Denver, Colorado, or in federal court in Denver, Colorado.  The arbitrator’s award may be reviewed by a court of competent jurisdiction only to the extent permitted by C.R.S. Section 13-22-223, 9 U.S.C. Section 10 or 9 U.S.C. Section 11, as applicable.  Notwithstanding the provisions of this Section 13.2, the Company may, at its option, bring a court action to enjoin any violation of the confidentiality or restrictive covenants in this Agreement, including, without limitation, those set forth in Section 9. In the event that either party retains or employs an attorney to bring litigation and/or arbitration against the other party to enforce this Agreement, the prevailing party in such litigation and/or arbitration, if any, shall be entitled to an award of reasonable attorneys’ fees and costs from the other party.
14.Withholding.  All payments to the Employee in accordance with the provisions of this Agreement shall be subject to applicable withholding of local, state, federal and foreign taxes, as determined in the sole discretion of the Company.
15.Clawback.  The Employee agrees to be bound by the provisions of any recoupment or “clawback” policy that the Company may adopt from time to time that by its terms is applicable to the Employee, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s common shares are then traded, including the “clawback” required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
16.Indemnification; D&O Insurance.
16.1Corporate Acts.  In the Employee’s capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or employee at the Company’s request, the Employee shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Articles or Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Employee may be involved, or threatened to be involved, as a party or otherwise by reason of the Employee’s status, which relate to or arise out of the Company or such other entities, assets, business or affairs, if in each of the foregoing cases, (i) the Employee acted in good faith and in a manner the Employee believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe the Employee’s conduct was unlawful, and (ii) the Employee’s conduct did not constitute gross negligence or willful or wanton misconduct.  The Company shall advance all reasonable expenses incurred by the Employee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including, but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation-related expenses. For the avoidance of doubt, services performed by the Employee at the written request of the Company in the Employee’s capacity as a “qualified person” under Subpart 1300 of Regulation S-K, including the preparation, review, approval, or provision of any required consent with respect to technical reports, technical report summaries, mineral resource or mineral reserve estimates, feasibility studies, or related public disclosure, shall constitute services performed in the Employee’s capacity as an officer or employee of the Company for purposes of this Section 16.1. The indemnification and advancement rights under this Section 16.1 shall apply to claims, investigations, subpoenas, and regulatory inquiries arising from such services, subject in all respects to applicable law, the Company’s organizational documents, and the standards and limitations set forth in this Section 16.1.
16.2Directors and Officers Insurance.  During the Employee’s term of employment and thereafter for (i) six (6) years after the Employee’s employment terminates, or (ii) so long as the Company’s directors and officers liability insurance or indemnification policy remains in effect as renewed from time to time, whichever period is shorter, the Employee shall be entitled to coverage under the Company’s directors and officers liability insurance policy and any other insurance policy providing coverage to directors or officers of the Company, subject to the terms of such policies, in effect at any time in the future to no lesser extent than any other officers or directors of the Company.
17.Section 409A.
17.1General.  The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code, and this Agreement shall be interpreted in accordance with such intent to avoid the imposition of taxes thereunder.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 17.1 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Employee for any failure to do so.
17.2Exceptions to Apply.  The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Agreement so that, to the maximum extent possible, such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code

Section 409A.  All payments and benefits provided under this Agreement shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.
17.3Taxable Reimbursements.  To the extent that any payments or reimbursements provided to the Employee are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly to the Company, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
17.4Separation from Service; Specified Employee.  To the extent necessary for any “nonqualified deferred compensation” provided hereunder (if any) to comply with Code Section 409A, phrases such as “termination,” “termination of employment” and similar words and phrases shall be deemed to mean “separation from service” within the meaning of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to the Employee during the six (6)-month period following his “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) to the extent that the Company determines that the Employee is a “specified employee” and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(B)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Employee’s death), the Company shall pay to the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such six (6)-month period.
18.Survival of Provisions.  Notwithstanding anything herein to the contrary, the provisions of Sections 8 through 17 of this Agreement shall survive the expiration of this Agreement and the termination of the employment term for any reason.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.

THE COMPANY

RARE ELEMENT RESOURCES, INC.

By: /s/ Ken Mushinski

Name: Ken Mushinski
Title: President and CEO

THE EMPLOYEE

/s/ Josef Bilant
Josef Bilant

[Signature Page to Employment Agreement]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release (this “Release”) is entered into as of this ____ day of __________, 20__, by and between Josef Bilant (the “Employee”) and Rare Element Resources, Inc. (the “Company”) (collectively, the “Parties”).

WHEREAS, the Employee is a party to that certain Employment Agreement, effective as of October 5, 2026 (the “Agreement”), governing the terms and conditions applicable to the Employee’s termination of employment under certain circumstances;

WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to provide the Employee certain benefits and payments under the terms and conditions specified therein, provided that the Employee has executed and not revoked a general release of claims in favor of the Company and certain of its affiliates and related parties; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to the Employee’s employment with and termination from the Company and all other relationships between the Employee and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of the foregoing recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Termination of Employee. The Employee’s employment with the Company shall terminate on __________, 20__ (the “Termination Date”).
2.

Severance Benefits.  Pursuant to the terms of the Agreement, and in consideration of the Employee’s release of claims and the other covenants and agreements contained herein and therein, and provided that the Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 7.2 of the Agreement (the “Benefits”) in the time and manner provided therein; provided, however, that the Company’s obligations will be excused if the Employee breaches any of the provisions of the Agreement, including, without limitation, Section 9 thereof.  The Employee acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Agreement, the Company otherwise would not be obligated to provide, nor would the Employee otherwise be entitled to receive.

3.

Effective Date.  Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by the Employee (the “Effective Date”).

4.	Effect of Revocation. The Employee acknowledges and agrees that if the Employee revokes this Release pursuant to Section 6 hereof, the Employee will have no right to receive the Benefits.
5.

General Release.  In consideration of the Company’s obligations, the Employee hereby releases, acquits and forever discharges the Company and each of its parent, subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including, but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of any state, and any other federal, state or local statutes or ordinances of the United States, it being the Employee’s intention and the intention of the Company to make this Release as broad and as general as the law permits.  Notwithstanding the foregoing, the parties understand that this Release does not waive any of the Employee’s rights or claims (i) that may arise after his execution of this Release, or (ii) for payments owed to the Employee pursuant to the terms hereof.

6.

Review and Revocation Period.  The Employee acknowledges that the Company has advised the Employee that the Employee may consult with an attorney of the Employee’s own choosing (and at the Employee’s expense) prior to signing this Release and that the Employee has been given at least twenty-one (21) days during which to consider the provisions of this Release, although the Employee may sign and return it sooner.  The Employee further acknowledges that the Employee has been advised by the Company that after executing this Release, the Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7)-day revocation period has expired.  The Employee acknowledges and agrees that if the Employee wishes to revoke this Release, the Employee must do so in writing, and that such revocation must be signed by the Employee and received by the Secretary of the Company or the Chairman of the Board of Directors of Rare Element Resources Ltd. no later than 5:00 p.m. Pacific Time on the seventh (7th) day after the Employee has executed this Release.  The Employee further acknowledges and agrees that, in the event that the Employee revokes this Release, the Employee will have no right to receive any benefits hereunder, including the Benefits.  The Employee represents that the Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.	Confidentiality, Non-Compete and Non-Solicitation. The Employee reaffirms the Employee’s commitments in Section 9 of the Agreement.
8.

Cooperation in Litigation.  At the Company’s reasonable request, the Employee shall use good faith efforts to cooperate with the Company, its affiliates, and each of its and their respective attorneys or other legal representatives (“Attorneys”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its affiliates and is now pending or may hereinafter be brought against the Released Parties by any third party; provided that the Employee’s cooperation is essential to the Company’s case.  The Employee’s duty of cooperation will include, but not be limited to (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Employee’s knowledge of matters at issue and recollection of events; (b) appearing at the Company’s, its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to the Employee that does not conflict with the needs or requirements of the Employee’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Employee’s knowledge of matters at issue; and (c) signing at the Company’s, its affiliates’ and/or their Attorneys’ request, declarations or affidavits that truthfully state matters of which the Employee has knowledge.  The Company shall reimburse the Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay to the Employee per diem compensation in an amount equal to the daily prorated portion of the Employee’s base salary immediately prior to the Termination Date.  The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9.

Non-Admission of Liability.  Nothing in this Release will be construed as an admission of liability by the Employee or the Released Parties; rather, the Employee and the Released Parties are resolving all matters arising out of the employer–employee relationship between the Employee and the Company and all other relationships between the Employee and the Released Parties.

10.

Nondisparagement.  The Employee agrees not to make negative comments or otherwise disparage the Company’s or Rare Element Resources Ltd.’s officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.  The Company agrees that the officers and directors of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee’s business or personal reputation.  The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company’s directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

11.

Binding Effect.  This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.

Governing Law.  This Release will be governed by and construed and enforced in accordance with the laws of Nevada applicable to agreements negotiated, entered into and wholly to be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

13.

Severability.  Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein.  If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

14.	Counterparts. This Release may be signed in counterparts. Each counterpart will be deemed to be an original, but together all such counterparts will be deemed a single agreement.
15.

Entire Agreement; Modification.  This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties.  This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter.  This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.

Acceptance.  The Employee may confirm acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the Secretary or the Chairman of the Board of Directors of Rare Element Resources Ltd., no later than 5:00 p.m. Pacific Time twenty-one (21) days after the Employee’s Termination Date.

THE EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT THE EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS.  THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF THE EMPLOYEE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

THE COMPANY

RARE ELEMENT RESOURCES, INC.

By:

Name:
Title:

THE EMPLOYEE

Josef Bilant

[Signature Page to General Release of Claims]